Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2020

Shareholders, Clients and Team Members:

The year started with optimism to continue your Company’s growth in deposits, loans, non-interest income and overall profitability, however the pandemic quickly adjusted management’s focus to the safety of our team members, their families, and our communities. While we relocated most of our operational team members to their homes, we continued to service all our clients at branch locations via drive-up facilities and online services. We then quickly pivoted to allocate resources to give our clients and communities the opportunity to get assistance through the Paycheck Protection Program. As a result of those efforts, we expect to make over 1,100 loans for more than $110 million dollars, which will greatly support our communities as they recover from this crisis.

Although it is still unclear how long our communities will remain in lock down, or the depth or length of the economic impact on our economy, your Company entered this down-turn with strong liquidity, asset quality metrics, profitability, and capital. While we have not experienced increases in loan delinquencies or charge-offs through the end of the first quarter, management believed it was prudent to allocate an additional $550,000 to the Bank’s allowance for loan losses. This, along with a $243,000 decrease in the fair value of mortgage servicing rights, negatively affected your Company’s profitability for the quarter ended March 31, 2020. Despite these significant head winds, your Company reported approximately $1.1 million in net income for the first quarter. I am also pleased to report that your board has approved a $.07 per common share dividend, payable on June 15th to shareholders of record at the close of business on May 29th.

Despite the pandemic’s significant overall negative impact on our financial performance, the Company continues to experience positives in deposit growth, residential mortgage activity and most importantly the continued commitment of my fellow team members, who remain committed to serving others in this time of need. Their extraordinary efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company. Thank you for your ongoing support and the trust you have placed in us.

Respectfully,

Brian D. Young

President and CEO

United Bancshares, Inc.

and Subsidiaries

Financial Information (unaudited)	Three months ended March 31, 2020	Three months ended March 31, 2019
	(dollars in thousands, except per share data)
Condensed Statement of Income
Interest income	$9,232	$8,986
Interest expense	2,108	2,051
Net interest income	7,124	6,935
Provision for loan losses	550	100
Net interest income after provision for loan losses	6,574	6,835
Non-interest income	2,834	2,508
Non-interest expenses	8,210	7,222
Income before income taxes	1,198	2,121
Provision for income taxes	110	307
Net income	$1,088	$1,814

Average common shares outstanding (basic)	3,270,066	3,270,408

PER COMMON SHARE
Net income	$0.33	$0.55
Book value	$30.11	$25.82
Tangible book value (non-GAAP)*	$21.13	$16.79
Closing price	$16.25	$23.11

FINANCIAL RATIOS
Return on average assets	0.49%	0.87%
Return on average tangible equity (non-GAAP)*	6.41%	13.86%
Net interest margin	3.61%	3.81%
Efficiency ratio	81.14%	74.76%
Loans (including held for sale) to deposits	81.86%	83.63%

PERIOD END BALANCES

	As of March 31, 2020	As of March 31, 2019
Assets	$902,457	$852,231
Loans, gross	$573,981	$565,987
Deposits	$725,136	$689,254
Shareholders' equity	$98,482	$84,433

Common shares outstanding	3,270,399	3,270,635

* Tangible book value per share is calculated by dividing tangible equity by average shares outstanding.

Reconciliation of shareholders' equity to tangible equity

	March 31, 2020	March 31, 2019
Shareholders' equity	$98,482	$84,433
Less goodwill and other intangibles	29,372	29,529
Tangible common equity	$69,110	$54,904
Average Shareholders' equity	$97,336	$81,900
Less average goodwill and other intangibles	29,386	29,546
Average tangible common equity	$67,950	$52,354

UNITED BANCSHARES, INC.

DIRECTORS Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Stacy A. Cox – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry	H. Edward Rigel David P. Roach Carol R. Russell Daniel W. Schutt R. Steven Unverferth
Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

2660 US Hwy 224, Ste. 3

Plymouth, OH 44865

419-659-2141

468 Polaris Parkway

Westerville, OH 43082

614-269-4402